NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Vice President, Finance and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE

NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS - August 4, 2009 - NL Industries, Inc. (NYSE:NL) today reported a net loss attributable to NL stockholders of $2.2 million, or $.04 per share, in the second quarter of 2009 compared to net income of $4.0 million, or $.08 per share, in the second quarter of 2008.  For the first six months of 2009, NL reported a net loss attributable to NL stockholders of $14.0 million, or $.29 per share, compared to net income of $3.7 million, or $.08 per share, in the first six months of 2008.

Net sales decreased 33% and 31%, respectively, in the second quarter and first six months of 2009 compared to the same periods in 2008.  Net sales decreased principally due to lower order rates from our customers resulting from unfavorable economic conditions in North America.  Component products sales were also unfavorably impacted by relative changes in currency exchange rates, which decreased sales by $.3 million for the quarter and $.9 million for the year-to-date period.  Income (loss) from operations attributable to CompX decreased in the second quarter and first six months of 2009 to a loss of $1.0 million and a loss of $1.9 million, respectively, compared to income of $4.4 million and $7.4 million for the same periods of 2008.  The decrease is primarily due to reduced coverage of selling and general administrative costs as a result of lower sales volumes and approximately $.9 million in patent litigation expenses incurred in the second quarter of 2009.  Changes in currency exchange rates positively impacted component products income from operations comparisons by $.6 million for the quarter and by $1.3 million in the year-to-date period.

Kronos’ net sales of $282.0 million in the second quarter of 2009 were $109.9 million, or 28%, lower than the second quarter of 2008.  Kronos’ net sales of $530.1 million in the first six months of 2009 were $194.3 million, or 27%, lower than in the first six months of 2008.  Net sales decreased in both the second quarter and the first six months of 2009 due primarily to a decrease in sales volumes, which were 19% lower in the quarter and 22% lower in the year-to-date period.  Additionally, the unfavorable effect of fluctuations in currency exchange rates decreased Kronos’ sales by approximately $26 million for the quarter and $38 million in the year-to-date period.  Kronos’ average selling prices were 1% higher in the second quarter of 2009, and 3% higher in the year-to-date period, as compared to the respective 2008 periods.  Kronos’ sales volumes were lower compared to the 2008 periods due to the impact of lower demand in Kronos’ markets resulting from the current economic conditions and customer inventory de-stocking activities.  The table at the end of this release shows how each of these items impacted the overall decrease in Kronos’ sales.

Kronos’ income (loss) from operations declined by $31.6 million from operating income of $9.7 million in the second quarter of 2008 to a loss from operations of $21.9 million in the second quarter of 2009.  For the year-to-date period, Kronos’ income from operations declined $67.6 million from operating income of $19.4 million in 2008 to a loss from operations of $48.2 million in 2009.  Results from operations in both periods declined due to the negative effects of production curtailments, which resulted in significantly higher manufacturing costs per ton of pigment production.  This was partially offset by the positive effects of higher TiO2 selling prices and the favorable effects of fluctuations in currency exchange rates, which increased income from operations by approximately $20 million and $48 million in the second quarter and the year-to-date period, respectively.  Kronos’ TiO2 production volumes were 34% and 43% lower in the second quarter and first six months of 2009, respectively, as compared to the same periods in 2008.

Kronos’ income tax benefit in 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per diluted share, net of tax) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  These recoveries aggregated $2.7 million in the first six months of 2009 ($1.8 million, or $.04 per diluted share, net of income taxes) and $1.7 million in the first six months of 2008 ($1.1 million, or $.02 per diluted share, net of income taxes).

Litigation settlement gain relates to an $11.3 million pre-tax gain ($7.3 million, or $.15 per share, net of income taxes) recognized in the second quarter of 2009 related to the second closing associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Corporate expenses were lower in the second quarter and first six months of 2009 as compared to the second quarter and first six months of 2008 primarily due to lower litigation and related costs partially offset by higher defined benefit pension expense.

Interest income in 2008 includes $4.3 million ($.06 per diluted share) related to interest received in the second quarter related to certain escrow funds.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew, amend, refinance or comply with credit facilities,
•	The ability of the Company to maintain sufficient liquidity,
•	The extent to which the Company’s subsidiaries and affiliates were to become unable to pay dividends to the Company (such as Kronos’ suspension of its dividend in 2009),
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings (loss) per share)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009

Net sales	$43.7	$29.2	$84.2	$57.7
Cost of sales	32.7	23.0	63.8	46.7

Gross margin	11.0	6.2	20.4	11.0

Selling, general and administrative expense	6.5	6.4	12.9	12.1
Other operating income (expense):
Insurance recoveries	1.6	2.0	1.7	2.7
Litigation settlement gain	-	11.3	-	11.3
Assets held for sale write-down	-	(.7)	-	(.7)
Corporate expense and other, net	(7.0)	(5.0)	(10.8)	(9.4)

Income (loss) from operations	(.9)	7.4	(1.6)	2.8

Equity in net income (loss) of Kronos Worldwide, Inc.	2.1	(7.9)	1.9	(17.4)

General corporate items:
Interest and dividends	5.1	.7	6.1	1.4
Interest expense	(.5)	(.3)	(1.2)	(.6)

Income (loss) before income taxes	5.8	(.1)	5.2	(13.8)

Provision for income taxes	1.5	2.3	1.0	.5

Net income (loss)	4.3	(2.4)	4.2	(14.3)

Noncontrolling interest in net income (loss) of subsidiary	.3	(.2)	.5	(.3)
Net income (loss) attributable to NL stockholders	$4.0	$(2.2)	$3.7	$(14.0)

Basic and diluted net income (loss) per share	$.08	$(.04)	$.08	$(.29)

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009

CompX – component products	$4.4	$(1.0)	$7.4	$(1.9)
Insurance recoveries	1.6	2.0	1.7	2.7
Litigation settlement gain	-	11.3	-	11.3
Corporate expense and other, net	(6.9)	(4.9)	(10.7)	(9.3)

Income (loss) from operations	$(.9)	$7.4	$(1.6)	$2.8

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended June 30, 2009 vs. 2008	Six months ended June 30, 2009 vs. 2008
Percentage change in sales:
TiO2 product pricing	1%	3%
TiO2 sales volumes	(19)%	(22)%
TiO2 product mix	(3)%	(3)%
Changes in currency exchange rates	(7)%	(5)%

Total	(28)%	(27)%